LEASE

THIS LEASE, made this 16 day of November, 2009, by and between 3MO, LLC, a Nevada limited liability company, whose address is 1291 W. Galleria Drive, Suite 220, Henderson, Nevada 89014, the Lessor (hereinafter referred to as "Landlord"), and VEGAS VALLEY FOOD & BEVERAGE, LLC, a Nevada limited liability company, whose address is c/o Modern Bookkeeping, Inc., 8252 E. Lansing Road, Suite 101, Durand, Michigan 48429, the Lessee (hereinafter referred to as "Tenant").

W I T N E S S E T H :

Landlord and Tenant hereby covenant and agree as follows:

1. Description and Improvements.

(A)Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant, does hereby lease unto Tenant the land and building(s) (which land and building(s) are hereinafter together sometimes referred to as the "Premises"), in the City of Las Vegas, County of Clark, and State of Nevada, commonly know as 4740 South Arville Street, Las Vegas, Nevada, together with all the tenements, hereditaments, improvements, appurtenances, rights, easements, and rights-of-way incident thereto (APN 162-19-801-003, 017, and 018 [Lots 1, 2, and 3 as shown by map thereof in File 35 of Parcels Maps, Page 1 in the Office of the Recorder, Clark County, Nevada]).  Landlord makes no representation or warranties except those warranties expressly stated herein, and Landlord hereby disclaims any implied warranties or any warranty of fitness for a particular purpose.

(B)Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by Tenant, does hereby lease to Tenant all furniture, fixtures, machinery, equipment, supplies and other personal property used in connection with the operation of the adult nightclub at the Premises ("Tangible Assets") and all intangible assets ("Intangible Assets") used in connection with the operation of the adult nightclub at the Premises, including, but not limited to, telephone numbers, licenses and permits, customer lists, business records, and contracts acceptable to Tenant.  During the Term of this Lease, Tenant shall have the license to use the marks, trademarks and logos associated with "Seamless" in connection with the business at the Premises.  During the term of this Lease: (i) Tenant shall maintain and repair the Tangible Assets; (ii) Tenant shall pay all taxes and other assessments imposed on the Tangible Assets by governmental authorities; (iii) Tenant shall pay all fees relating to the Intangible Assets; (iv) Tenant shall insure the Tangible Assets against fire and other risks; and (v) Tenant shall furnish Landlord with current certificates of insurance for the Tangible Assets.  Tenant hereby takes the Tangible Assets and Intangible Assets in their current AS-IS and WHERE-IS condition with all faults.  Landlord makes no representations or warranties except those expressly set forth herein and Landlord hereby disclaims any implied warranty or any warranty of fitness for a particular purpose.

(C)Landlord will furnish Tenant with all reports, evaluations, notices, surveys and/or assessments prepared for, or in the possession of, or under the control of, Landlord pertaining to the Premises within ten (10) days after the date hereof.

2. Term.  The term of this Lease shall be for a period of four (4) years beginning on the Commencement Date (the "Term").  As used in this Lease, the phrase "Commencement Date" shall mean November 1, 2009; provided Tenant has all licenses and permits required to operate an adult nightclub at the Premises, including a license to sell beer, wine, and liquor for consumption on the Premises.  If Tenant does not have all licenses and permits required to operate an adult nightclub at the Premises, then the Commencement Date shall be the date on which Tenant obtains all licenses and permits required to operate an adult nightclub at the Premises.  Prior to the date on which possession is delivered to Tenant, Tenant shall have the right to enter the Premises rent free, for the purpose of preparing for its occupancy and installing fixtures and equipment, and receiving property.  If permitted under applicable laws, rules, and regulations, Tenant may operate Tenant's adult nightclub at the Premises using Landlord's or the prior occupant's licenses and permits until Tenant obtains all required licenses and permits required to operate an adult nightclub at the Premises.

3. Rent.  During the Term, Tenant shall pay to Landlord, as rent for the Premises and the Tangible Assets and the Intangible Assets, the sum of Forty Thousand ($40,000.00) Dollars for each calendar month, payable on the first (1st) day of each calendar month ("Base Rent") for the current calendar month.  If the Term shall commence on a date other than the first day of a calendar month, or shall end on a day other than the last day of a calendar month, the Base Rent for such first or last fractional month shall be such proportion of the monthly Base Rent as the number of days in such fractional month for which rent is payable bears to the total number of days in such calendar month, and such rent for a fractional month shall be payable on or before the first (1st) day of the calendar month following such fractional month.  Absolutely no rent or other charge shall be payable by or due from Tenant for any period prior to the Commencement Date.

In addition to the Base Rent, Tenant shall pay to Landlord 30% of Tenant's "Net Profits" from Tenant's business operations at the Premises calculated on a monthly basis ("Percentage Rent").  The determination of Net Profits shall be made by Tenant's independent certified public accounting firm and shall be binding on Landlord, except for obvious errors.  Exhibit B hereto lists certain guidelines to be followed by Tenant's independent certified public accounting firm in determining Net Profits for the purposes of this Lease. Tenant shall provide Landlord with monthly sales and income statements not later than the 20th day of each calendar month for the immediately preceding calendar month.  Percentage Rent will be due on the first day of the calendar month after the statement of sales and income has been provided by Tenant to Landlord.  Tenant’s accounting firm shall provide a certified statement of the Net Profits to Landlord on an annual basis within 60 days of the close of Tenant’s fiscal year.    On November 1, 2010 (or the first anniversary of the Commencement Date if the Commencement Date is later than November 1, 2009), Tenant shall pay to Landlord the sum of One Hundred Thousand ($100,000) Dollars as additional rent ("Additional Rent," the Base Rent, Percentage Rent and Additional Rent are sometimes referred to collectively herein as "Rents").

If any Rents are not paid within five (5) days after the due date and Landlord notifies Tenant, in writing, that such Rents have not been paid when due, then a late fee of 5% of the Rents which have not been paid when due shall be added to the Rents if the Rents are not sent to Landlord via overnight courier within two (2) business days after receipt by Tenant of the notice from Landlord.

In the event this Lease is terminated, cancelled, annulled, or voided, then all unearned rent and other charges paid in advance by Tenant shall be promptly refunded by Landlord to Tenant.

4. Option to Purchase.

(A)Landlord grants to Tenant the option to purchase the Premises and the Tangible Assets and the Intangible Assets ("Option"), exercisable by Tenant at any time beginning on the Commencement Date and ending ninety (90) days prior to the end of the Term.  Tenant may not exercise the Option if Tenant is in material default under the Lease and Tenant has not cured such default after all required notices have been given and all grace periods have expired.

(B)The Option shall be exercised by written notice to Landlord of Tenant's election to exercise the Option, signed by a duly authorized representative of Tenant and served upon Landlord as provided in Paragraph 28(D) hereof.

(C)Landlord shall, within fifteen (15) days after Tenant exercises the Option, deliver to Tenant a commitment for the issuance of an A.L.T.A. policy of title insurance ("Commitment"), without standard exceptions, at standard rates without indemnification for matters not disclosed to Tenant, issued by a title company reasonably acceptable to Tenant("Title Agent"), in the amount of the  Option Price, naming Tenant as the party to be insured, and showing title to the Premises in Landlord, free and clear of all liens and encumbrances, except those liens and encumbrances to which Tenant does not object or has waived Tenant's objection as provided in Paragraph 4(F) hereof.

(D)Landlord shall make all reasonable efforts to locate a survey of the Premises (and provide Tenant with an affidavit sufficient for Title Agent to delete the survey exception on the title policy insuring title to the Premises in Tenant).  If Landlord cannot locate a survey of the Premises within thirty (30) days after the Commencement Date, then Tenant shall have prepared, at Tenant's expense, an A.L.T.A. survey of the Premises sufficient for Title Agent to delete the survey exception to the title policy issued to Tenant.  If Tenant is required to obtain a survey of the Premises and Tenant exercises the Option and purchases the Premises, then Tenant shall be entitled to a credit against the Option Price equal to the lesser of (i) Tenant's cost of the survey, or (ii) the sum of $3,000.

(E)During the Term, Tenant may conduct, at Tenant's expense, inspections, examinations and tests of the structural components of the buildings and improvements on the Premises, the environmental and ecological condition of the Premises and other matters which Tenant desires to investigate.  All such entries, tests, inspections, surveys and other examinations shall be carried out in such manner as will least disturb the Premises.  Tenant must restore the Premises, as nearly as possible to its condition prior to such tests and examinations.

(F)Tenant shall have thirty (30) days after Tenant receives both the Commitment and the survey (either from Landlord or from the land surveyor or civil engineer engaged by Tenant) to notify Landlord of any defects or objections to the title to the Premises or any objections with respect to any matter reflected on the survey.  If Tenant notifies Landlord of any objection to the survey or any defect or objection to title to the Premises prior to the expiration of the 30-day period to object to title or the survey, Landlord shall use Landlord's best efforts to cure the defects or objections within thirty (30) days following Tenant's notice of such defects or objections.  If Landlord does not cure the defects or objections within 30 days following Tenant's notice of such defects or objections, Tenant may consummate the sale of the Premises, subject to the Schedule B Exceptions to which Tenant has not objected and the Schedule B Exceptions to which Tenant has objected but Landlord cannot cure ("Permitted Exceptions") if Tenant exercises the Option.

(G)At the closing ("Closing") of the sale of the Premises from Landlord to Tenant if Tenant exercises the Option, Landlord shall deliver or cause to be delivered to Tenant:

(i)  A Grant Deed for the Premises sufficient to pass to Tenant good, fee simple, marketable and insurable title to the Premises, free and clear of all liens and encumbrances, except the Permitted Exceptions, and shall cause to be delivered to Tenant at the Closing a revised title insurance commitment which has the effect of updating the Commitment through and including the date of closing ("Closing Date").

(ii) A Warranty Bill of Sale executed and acknowledged by Landlord sufficient to convey to Tenant title to the Tangible Assets in their AS IS and WHERE IS condition.

                             (iii) An Assignment of all Intangible Assets in their AS IS and WHERE IS condition.

(iv) A certification by Landlord containing the following:  (a) Landlord's U.S. Taxpayer Identification Number, (b) the business address of Landlord, and (c) a statement that Landlord is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended ("Code") (Landlord is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and the applicable regulations promulgated thereunder).

(v) An Owner's Affidavit in such form as may be required by the Title Agent to issue to Tenant a title policy without standard exceptions.

(vi) Any other documents required by the Title Agent to issue to Tenant a title policy without standard exceptions and to cause to be delivered a revised title insurance commitment which has the effect of updating the Commitment through and including the Closing Date.

(vii) All architectural plans and specifications with respect to the Premises in Landlord's possession or control.

(viii) Copies of all licenses and permits relating to the operation of the Premises; and an assignment from Landlord to Tenant assigning all assignable licenses and assignable permits relating to the operation of the Premises.

(ix) A Closing Statement consistent with the terms and conditions described in this Paragraph 4.

(x) An Assignment from Landlord to Tenant of this Lease.

(xi) Any and all other documents reasonably required by Tenant, Tenant's attorneys, Tenant's lender, if any, and/or Title Agent to consummate the sale of the Premises from Landlord to Tenant.  All closing documents shall be in form and substance reasonably satisfactory to Tenant's counsel and Landlord's counsel.

(H)If Tenant exercises the Option, the sale of the Premises and the Tangible Assets and the Intangible Assets from Landlord to Tenant shall be consummated at the office of the Title Agent within ninety (90) days after the Option is exercised by Tenant and Tenant may continue to occupy the Premises after the term of this Lease until Closing, subject to the same terms and conditions in this Lease, if the Closing occurs after the term of this Lease.

(I)If Tenant exercises the Option, the purchase price ("Option Price") for the Leased Premises and the Tangible Assets and the Intangible Assets to be paid by Tenant to Landlord shall be the sum of Ten Million ($10,000,000) Dollars.

(J)All special assessments assessed against the Premises prior to Closing shall be paid by Landlord; and general real estate taxes relating to the Premises shall not be prorated. The cost of a title insurance policy shall be paid by Landlord.  Tenant shall pay the cost of any additional endorsements requested by Tenant.  All real estate transfer, stamp or documentary taxes, recording fees and any other costs or charges of closing the sale from Landlord to Tenant not specifically referred to herein shall be paid and adjusted in accordance with local custom in the City of Las Vegas, Clark County, Nevada.

(K)The Option is assignable by Tenant.

5. Holdover.  In the event Tenant remains in possession of the Premises after Tenant cancels or terminates this Lease, or remains in possession of the Premises after the expiration of the Term (if Tenant has not exercised the Option), the tenancy shall thereafter be from month to month at 125% of monthly Base Rent that immediately preceded such period and on the same other conditions (including the same Percentage Rent).

6. Alterations.  Upon prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, Tenant shall have the right and privilege at all times during the continuance of this Lease to make, at Tenant's own expense, such alterations, changes, improvements and additions to the Premises as Tenant may desire provided such work when completed will not impair the structural integrity or soundness of the building.  If Landlord does not approve or disapprove requested alterations, changes, improvements or additions to the Premises within five (5) business days after receipt by Landlord of Tenant's request to make alterations, changes, improvements, or additions to the Premises, then Landlord will be deemed to have consented to those alterations, changes, improvements or additions to the Premises requested to be made by Tenant.  Any alterations, changes, improvements and additions made by Tenant shall immediately become the property of Landlord and shall be considered as a part of the Premises, except trade fixtures.  Tenant may convert to Tenant's own use all old materials removed by Tenant when making alterations, changes, improvements and/or additions to the Premises.  Tenant shall not be required to obtain prior approval from Landlord for alterations where the costs are less than $50,000.  Tenant shall permit no mechanics liens or materialmens liens to be filed against the Premises.

7. NNN Lease.  It is intended that this Lease be a true "triple net lease."  In addition to the Rents, Tenant shall be responsible for any and all costs and expenses relating to possession, operation or use of the Premises, including but not limited to the following:

a.Taxes and Assessments.  Tenant agrees to pay when due all property taxes and assessments for the Premises which arise or accrue during the Lease Term as provided in Section 18.

b.Utilities.  Tenant agrees to pay when due all charges for all utility services on the Premises or any part thereof during the Term.

c.Building Interior and Exterior Repair, Maintenance and Use.  Tenant agrees to maintain in good condition the Premises and any and all interior and exterior improvements and finishes, interior finishes, HVAC equipment, fixtures, equipment, structures and improvements associated with or located on the Premises, except for reasonable wear and tear and damage by the elements; provided that Tenant shall have the obligation to maintain the Premises in the same or better condition than when delivered to Tenant hereunder.

d.Insurance.  Tenant agrees to provide and maintain at its expense, policies of fire and casualty insurance for the Premises as more specifically set forth in Section 11 below.

8. [INTENTIONALLY LEFT BLANK]

9. Defaults by Tenant.

(a) If the Rents above referred to or any part thereof shall be unpaid on the date of payment as required by the terms hereof, and remains so for a period of ten (10) days after Tenant shall have received from Landlord notice in writing of such default, then and in such case it shall and may be lawful for Landlord, at Landlord's option, by summary proceedings or by any other appropriate legal action or proceedings to terminate the Term of this Lease and to enter into the Premises or any part thereof and expel Tenant or any person or persons occupying the Premises, and so to repossess and enjoy the Premises as in Landlord's former estate. Landlord agrees that in no event shall the nonpayment of Rents be the basis of a forfeiture of this Lease or otherwise result in the eviction of Tenant or the termination of the term of this Lease unless said written notice shall have been served on Tenant as hereinbefore provided and Tenant shall have failed to cure such default within said ten (10) day period after the receipt of said notice.

(b) It is mutually agreed that if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provision requiring the payment of Rents and Landlord shall give to Tenant notice in writing of such default, and if Tenant shall fail to cure such default within thirty (30) days after receipt of such notice, or if the default is of such character as to require more than thirty (30) days to cure and Tenant shall fail to use reasonable diligence in curing such default after receipt of such notice, then and in any such event Landlord may cure such default for the account of and at the cost and expense of Tenant, and the full amount so expended by Landlord shall immediately be owing by Tenant to Landlord. However, in the event that Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of Tenant, then performance of such act shall be excused for the period of the delay and the period for the commencement of performance of any such act shall be extended for a period equivalent to the period of such delay. Landlord agrees that in no event shall such default be the basis of a forfeiture of this Lease or otherwise result in the eviction of Tenant or the termination of the Term of this Lease.

10. Fixtures.

(a) Tenant may, at any time during the continuance of the Term of this Lease, or any extension of the Term, or within a reasonable time after the termination of the Term hereof, remove from the Premises all fixtures and other equipment which Tenant may have purchased, leased, or installed in said Premises or otherwise acquired (the "trade fixtures"). Tenant agrees to repair any damage which may be done to the Premises resulting from the removal of the trade fixtures, but such obligation shall not extend to painting or redecorating the Premises or any part thereof. Tenant shall not be required to remove the trade fixtures from the Premises at the end of the Term of this Lease, but if the trade fixtures are not removed within a reasonable time after the termination of the Term hereof, the trade fixtures then remaining in the Premises shall become the property of Landlord.

(b) Landlord acknowledges that Tenant may lease from a third party all or a portion of the trade fixtures to be installed in the Premises. Landlord agrees to promptly duly execute and delivery any waivers or consents which may be required by any proposed equipment lessor in connection with the leasing by Tenant of such trade fixtures, which waivers and consents may include, but shall not be limited to:

(i)
an acknowledgment by Landlord that any claims that said equipment lessor may have against or with respect to such trade fixtures are superior to any lien or claim of any nature of Landlord with respect thereto;

(ii)	a waiver by Landlord of all rights, which it may have to execute, attach, levy or distraint upon or against the trade fixtures;

(iii)
the agreement of Landlord that all the trade fixtures shall remain personal property notwithstanding the manner or mode of the attachment thereof to the Premises, and shall not become a part of the realty;

(iv)
the agreement of Landlord that, as between Landlord and any equipment lessor, the equipment lessor shall have the right to remove any or all of the trade fixtures from the Premises at any time or times;

(v)	such other terms and provisions as the equipment lessor may require.

Landlord hereby irrevocably constitutes and appoints Tenant its attorney-in-fact to execute and deliver any such waiver or consent in the name of and on behalf of Landlord.

Landlord covenants and warrants that any mortgage hereafter placed upon Landlord's interest in the Premises shall require such mortgagee, upon request of Tenant, to promptly duly execute and deliver such waivers and covenants as may be required by any proposed equipment lessor in order to acknowledge that any claims which the equipment lessor may have against or with respect to the trade fixtures are superior to any lien or claim of any nature of the mortgagee with respect thereto, and in order to agree that the trade fixtures shall remain personal property notwithstanding the manner or mode of attachment thereof to the Premises, and may (as between the mortgagee and the equipment lessor) be removed from the Premises by the equipment lessor at any time or times.

11.   Insurance and Waivers.

(a) Except for Tenant's and Landlord's respective obligations under Paragraphs 11 and 12 hereof, each party hereto does hereby release and discharge the other party hereto and any officer, representative or employee of such party, of and from any liability hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

(b) During the Term, and all extensions of the Term, Tenant shall maintain, at its expense, the following insurance on the Premises (hereinafter called the "Required Insurance"):

(i)
 Insurance against loss or damage by fire, lightning and other risks from time to time normally included under "extended coverage" policies, in amounts sufficient to prevent Landlord or Tenant from becoming a co-insurer of any loss under the applicable policies but in any event in amounts not less than the full insurable value of the building and other improvements on the Premises, provided such policies may have a deductible provision not exceeding $25,000. The term "full insurable value," as used herein, means actual replacement value as reasonably estimated by Tenant, but not less than $8,000,000.00 and excluding costs of excavation, paving, foundations and footings.

(ii)
 General public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises, such insurance to afford protection to Landlord and Tenant of not less than $2,000,000 with respect to any one accident, and not less than $150,000 with respect to property damage, provided that the policies for such insurance may have a deductible provision in an amount not exceeding $100,000, or provide for self-insured retention in an amount not exceeding $25,000. Policies for such insurance shall be for the mutual benefit of Landlord, Tenant and such subtenants and licensees as Tenant may designate, as their respective interests may appear.

(c) The Required Insurance shall name Tenant as the insured party thereunder and shall bear an endorsement naming Landlord as an additional insured; and the insurance mentioned in clause (i) above shall bear a first mortgagee endorsement in favor of any first mortgagee of the Premises of which Tenant has actual notice. Tenant may, at its expense, prosecute any claim against an insurer or contest any settlement with an insurer, in the name of Landlord, Tenant, and/or the first mortgagee, if any, and Landlord will join thereon at Tenant's written request.

(d) Insurance claims by reason of damage to or destruction of any portion of the Premises shall be adjusted, settled, prosecuted or contested by Tenant, but Landlord and any first mortgagee shall have the right to join with Tenant in adjusting, settling, prosecuting or contesting any such insured loss in excess of $250,000, and Tenant shall promptly notify Landlord and the first mortgagee, if any, of each such adjustment, settlement, prosecution or contest involving an insured loss claim in excess of $250,000. If the entire proceeds paid pursuant to any such claim shall not exceed $250,000, then such proceeds shall be payable directly to Tenant. If such proceeds shall exceed $250,000, then the excess over $250,000 shall be paid to a commercial bank, selected by Tenant, having a banking office in the State of Nevada, having a capital of not less than $100,000,000, and supervised by the Comptroller of Currency of the United States (such bank being herein called the "Insurance Trustee"). If the first mortgagee satisfies the above requirements for qualification as the Insurance Trustee, then the first mortgagee shall automatically become the Insurance Trustee, unless it declines to serve in such capacity. Landlord and Tenant shall each be responsible for one-half (1/2) of the fees and charges of the Insurance Trustee.

All insurance proceeds (other than the first $250,000 which is paid directly to Tenant), less any cost of recovery, shall be held by the Insurance Trustee and shall be applied by such Insurance Trustee to pay the costs of repair and restoration in accordance with the following provisions hereof. The insurance proceeds shall be paid by the Insurance Trustee to Tenant upon the delivery of Tenant's applications for payment to the Insurance Trustee as the work required by Paragraph 12 progresses.

(e) Every policy of Required Insurance shall contain, to the extent obtainable, an agreement that the insurer will not cancel such policy except after 30 days' written notice to Landlord, provided that if the cancellation is for non-payment of premiums the insurer need give only 10 days' written notice of cancellation to Landlord.

(f) Tenant shall deliver to Landlord promptly after the delivery of this Lease certificates of insurers evidencing all of the Required Insurance. Tenant shall, not later than 10 days prior to the expiration of any such policy, deliver other certificates evidencing the renewal of such insurance. If Tenant fails to maintain or renew any Required Insurance, or to pay the premium therefor, or to so deliver any such certificate, then Landlord, at its option, but without obligation to do so, may, upon five (5) business days' written notice to Tenant, procure such insurance. Any sums so expended by Landlord shall be an additional charge hereunder and shall be repaid by Tenant within thirty (30) days after receipt of bills therefor from Landlord accompanied by proof of payment of such premium by Landlord.

(g) Anything contained in this Paragraph 11 to the contrary notwithstanding, all Required Insurance may be carried under a "blanket" or "umbrella" policy or policies covering other properties or liabilities of Tenant, provided that such policies otherwise comply with the provisions of this Lease.

(h) Anything in this Lease to the contrary notwithstanding, Tenant alone (or a person or party designated by Tenant) shall be entitled to make claim and receive all insurance proceeds payable with respect to loss of business to Tenant, loss or reduction of profit to Tenant, depreciation of trade fixtures owned or leased by Tenant or any sublessee or licensee, damage or destruction to trade fixtures owned or leased by Tenant, cost of removal of trade fixtures and cost of reinstallation of trade fixtures.

12. Rebuilding.  If the Premises shall, during the Term, be damaged or destroyed or rendered untenable, in whole or part, by or as the result or consequence of fire or any other casualty or cause covered by the Required Insurance provided by Tenant pursuant to the provisions of Paragraph 11(b) hereof or by the actual insurance that Tenant provides, Tenant shall promptly repair, rebuild and restore, but only to the extent of the sum of:  (i) the insurance proceeds actually received by Tenant and the Insurance Trustee for such purpose, plus (ii) the amount of the deductible, if any, under the fire and extended coverage insurance maintained pursuant to Paragraph 11(b)(i) above (the aggregate sum of which amounts is called below the "Rebuilding Sum"), the damaged or destroyed building and other improvements to a good tenantable condition with reasonable dispatch.  In no event shall Tenant's duty to rebuild and repair require an expenditure by Tenant in excess of the Rebuilding Sum.

If the building on the Premises is damaged or destroyed during the last year of the Term of this Lease, to the extent of more than one-half (½) of the value thereof, then Tenant shall have the right to terminate this Lease as of the date of such damage or destruction by giving written notice to Landlord within thirty (30) days following such damage or destruction.

All rebuilding and repairing of the Premises required by this Paragraph 12 shall be made in accordance with drawings and specifications approved by Landlord, which drawings and specifications shall call for a building for use and of a size, quality and value at least substantially equal to the building and improvements on the Premises immediately prior to such damage or destruction, unless otherwise agreed in writing by the Landlord and Tenant.  Landlord shall approve or reject such drawings and specifications within ten (10) days after submission thereof to Landlord.  Upon resubmission by Tenant to Landlord of revised drawings and specifications, Landlord shall approve or reject same within four (4) days after receipt thereof.  If Landlord fails to reject the drawings and specifications within ten (10) days after the initial submission to it or within four (4) days after the resubmission to it, then it shall be conclusively presumed that the Landlord has duly approved.

The Rents herein provided shall abate entirely in case the entire Premises are untenable, or if Tenant determines it cannot economically conduct business from the undamaged portion of the Premises; and the Rents shall abate in a just and proportionate amount if only a portion of the Premises is untenable and Tenant is conducting its normal business from the undamaged portion of the Premises, until the same shall be restored to a good tenable condition.  If Tenant shall have paid Rents in advance, Landlord shall immediately repay to Tenant an amount equal to the portion of the Rents so paid in advance, payment of which is abated.  If Tenant terminates this Lease, pursuant to any of the provisions of this Paragraph 12, then Tenant shall have no obligation to perform any other duties or functions set forth hereunder.

Notwithstanding the foregoing provisions of this Paragraph 12, in the event the Premises shall be damaged or destroyed or rendered untenable, in whole or in part, by or as a result of the consequence of fire or other casualty or any other cause whatsoever prior to the end of the Term of this Lease, Tenant may exercise Tenant's option to purchase the Premises as provided in Paragraph 4 hereof and Tenant shall be entitled to receive all insurance proceeds as a result of such casualty or other cause.

13. Quiet Enjoyment.

(a) Landlord covenants and warrants that it owns good fee simple title to the Premises, and that it now has the right to make this Lease for the Term. Landlord covenants that it will put the Tenant into complete and exclusive physical possession of the Premises, free from any restrictions not disclosed to Tenant.

(b) Landlord covenants that upon payment by the Tenant of the Rents, and upon the substantial performance of all the covenants, terms and conditions on Tenant's part to be performed, Tenant shall peaceably and quietly hold and enjoy the Premises during the Term, without hindrance or interruption by any of the following: (i) Landlord or any, direct or remote, assignee of Landlord; (ii) any person or party claiming, directly or remotely, under or through Landlord; (iii) any person or party, directly or indirectly, acting under the direction or control of Landlord or under the direction or control of any person or party claiming, directly or remotely, under or through Landlord, or under the direction or control of any, direct or remote, assignee of Landlord; or (iv) any person or party acting in concert with Landlord or in concert with any, direct or remote, assignee of Landlord, or in concert with any person or party claiming, directly or remotely, under or through Landlord.

14. Right to Mortgage.  Landlord reserves the right to subordinate this Lease to the lien of any first mortgage now or hereafter placed upon Landlord's interest in the Premises to secure a debt not to exceed the sum of $7,500,000; provided, however, that no default by Landlord under any mortgage, or any action of whatsoever kind or nature taken by any mortgagee, including without limitation the sale of the Premises upon foreclosure of the mortgage, shall affect Tenant's rights under this Lease or, directly or indirectly, disturb Tenant's peaceful and quiet possession and enjoyment of the Premises while Tenant is not in material default under this Lease and so long as Tenant's right to possession of the Premises has not been duly terminated pursuant to and in compliance with the provisions of Paragraph 9 of this Lease.

Any such first mortgage, now or hereafter encumbering the Premises, shall provide that the mortgagee or any transferee agrees to recognize this Lease and all of the Tenant's rights hereunder, including Tenant's Option to purchase the Premises, in the event of foreclosure or any other transfer of the Premises, while Tenant is not in material default under this Lease and so long as Tenant's right to possession of the Premises has not been duly terminated pursuant to and in compliance with the provisions of Paragraph 9 of this Lease; and that such agreement of the mortgagee shall also be binding upon:  (i) any party that buys the Premises at a mortgage foreclosure sale, and (ii) all persons and parties that, directly or remotely, claim under or through the mortgagee or any mortgage foreclosure sale buyer.  Tenant agrees that any mortgagee may elect to have this Lease a prior lien to its mortgage, and in the event of such election and upon written notification by such mortgagee to Tenant to that effect, this Lease shall be prior in lien to the said mortgage, whether this Lease is dated prior to or subsequent to the date of such mortgage.

15. Eminent Domain.  If:  (i) the whole or any part of the building on the Premises, or (ii) more than 10% of the land comprising the Premises, shall be taken by any public authority or utility under the power of eminent domain, then Tenant shall have the right either to terminate this Lease by sixty (60) days' prior written notice given to Landlord by Tenant, which notice may be given at any time after such taking and on or before four (4) months after the date possession is required pursuant to such taking, or to continue in possession of the remainder of the Premises under the terms herein provided, except that the Term shall cease on the part so taken from the day possession of that part is taken, and the rent shall from and after such day be reduced as hereinafter provided in this Paragraph 15.  If this Lease is not terminated, Landlord shall deposit with Tenant the entire proceeds of the condemnation award for the purpose of restoring the Premises to a tenable condition, and Tenant, but only to the extent of such condemnation proceeds, shall restore the Premises to a tenable condition substantially comparable to the condition thereof prior to the taking.  If after restoration of the Premises to a tenable condition, any portion of the condemnation award deposited by Landlord with Tenant remains unused ("Unused Award"), then the Tenant shall pay the Unused Award over to the Landlord, subject, however, to the rights of the mortgagee, if any.

Tenant shall be entitled to claim an award for loss of business, going business, going concern value of business, goodwill, depreciation of trade fixtures and trade fixture and equipment damage, cost or removal of trade fixtures, cost of reinstallation of trade fixtures, and cost of all leasehold improvements made by Tenant; and Landlord shall not be entitled to any portion of such condemnation award, or to make a claim thereof.

If the Tenant does not elect to terminate this Lease pursuant to the provisions of this Paragraph 15, then if Tenant exercises the Option, the Option Price ($10,000,000) shall be reduced by the amount of the Unused Award.

Notwithstanding the foregoing provisions of this Paragraph 15, if the whole or any part of the Premises shall be taken by any public authority or utility under the power of eminent domain prior to the expiration of the Term, Tenant may exercise Tenant's option to purchase the Premises as provided in Paragraph 4 hereof and Tenant shall be entitled to receive the proceeds of all condemnation awards.

16. Use and Occupancy.  The Tenant is granted the right to occupy and use the Premises to operate an adult nightclub and an after hours bar.

17. Subletting, Transfer and Assignment.  Tenant shall have the unrestricted right to:

(i)	transfer or assign this Lease, and/or,

(ii)	sublet or license the use of all or any portion of the Premises; to an affiliate of Tenant. However, no transfer or assignment of this Lease shall release Tenant from its obligations hereunder.

18. Real Property Taxes.

(a) During the Term, Tenant shall pay all real property taxes and assessments assessed or levied against the Premises. Notwithstanding the preceding sentence, upon the expiration or early termination of the Term the real property taxes and assessments for the last year of this Lease shall be prorated on a per diem basis based upon the respective due dates of such taxes and assessments, and Tenant shall not be required to pay more than Tenant's prorated portion thereof; and Landlord shall pay, or reimburse Tenant for payment of the balance thereof. If actual taxes have not yet been determined, the parties agree that the prior year's taxes shall be used to allocate the prorata share of the parties. Tenant shall have the right to elect to pay any assessments in installments, if permitted by the taxing authority, and in such event Tenant shall be responsible only for its portion of such installments falling due during such term hereof and before the expiration or early termination of this Lease. Tenant shall provide Landlord with proof of payment of all taxes prior to their due date.

Tenant shall have the right to put its name on the real property tax rolls so that it possesses all the rights of the taxpayer.

Tenant shall have the right to appear in Landlord's name and on behalf of Landlord, or in Tenant's name, to protest and contest any tax increases upon the Premises, and Landlord shall fully cooperate with Tenant. Tenant shall not be required to pay any tax so long as Tenant shall contest in good faith and at its own expense, the existence, the amount, or the validity thereof by appropriate proceedings; provided, however, that Tenant shall take no action which results in the institution of any foreclosure proceedings or similar action against the Premises. Tenant shall have the right to institute and prosecute, in its name and/or the name of the Landlord, any actions Tenant deems appropriate for refund of any taxes, but the Tenant shall hold Landlord harmless from any costs and expenses incurred in any such action. Any taxes, interest, and costs recovered in any such proceeding shall belong to and be the property of Tenant.

(b) Notwithstanding the foregoing provisions of this Paragraph 18(b), Tenant shall not be required to reimburse Landlord for any taxes, assessments, levies or charges, at any time, imposed, levied or assessed upon Landlord, any gross receipts or similar taxes imposed or levied upon or assessed against or measured by rent or any other sums payable by Tenant hereunder, or this Lease or the leasehold estate hereby created unless any such tax or charge is hereafter imposed upon or levied or assessed against Landlord in substitution for or in place or reduction of any other currently existing real estate tax or assessment, in which case Tenant shall reimburse Landlord therefor.

19. Permits and Licenses. Landlord shall fully cooperate with Tenant to apply for and secure any building permits, licenses, variances, zoning, or permission of any duly constituted authority for the purposes of doing any things which Tenant is required or permitted to do under the provisions of this Lease. If Tenant requests Landlord to apply for and secure any such permits, licenses, variances, zoning, or permissions, and Landlord fails to do so within five (5) business days, then Landlord constitutes and appoints Tenant as Landlord's attorney-in-fact to apply for and secure any such permits, licenses, variances, zoning, and permissions.

20. Signs. Landlord agrees not to use or permit to be used for advertising purposes any part of the Premises, but agrees that Tenant or its subsidiaries or any person or party duly authorized by Tenant has the unrestricted right to place its signs, name or advertisements in, on, and about any portion of the Premises, without limitation, except such limitations as may be imposed by Tenant. Tenant shall have the right to use or lease the billboard sign located on the Premises during the Term. Any lease by Tenant to any third party for the billboard may extend no longer than the Term without prior written consent of the Landlord, which consent may be withheld in Landlord's sole discretion. All rents payable to Tenant under any billboard lease shall revert to Landlord upon termination of this Lease unless Tenant purchases the Premises as provided herein. Notwithstanding the foregoing provisions of this Paragraph 20, during the Term, Tenant shall have the right to use the billboard or permit an affiliate of Tenant to use the billboard without any payment or other compensation to Landlord other than the payment of Rents hereunder.

21. Waiver of Distraint. Landlord hereby expressly waives any and all rights granted by or under any present or future laws to levy or distraint for rent or other charges, in arrears, in advance or both, upon any goods, merchandise, equipment, fixtures, furniture and other personal property of Tenant or any nominee of Tenant in the Premises, delivered or to be delivered thereto.

22. Bankruptcy and Insolvency.

(a) In the event the estate created hereby shall be taken in execution or by other process of law, or if Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law, or if a receiver or trustee of the property of Tenant shall be appointed, or if any assignment shall be made of Tenant's property for the benefit of creditors or if a petition shall be filed by or against Tenant seeking to have Tenant adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law and such petition shall not be withdrawn and the proceedings dismissed within 90 days after the filing of the petition, then and in any of such events, Landlord may terminate this Lease by written notice to Tenant; provided, however, if the order of the court creating any of such disabilities shall not be final by reason of pendency of such proceedings, or appeal from such order, or if the petition shall have been withdrawn or the proceedings dismissed within 90 days after the filing of the petition, then Landlord shall not have the right to terminate this Lease so long as Tenant performs its obligations hereunder.

(b) If, as a matter of law, Landlord has no right on the bankruptcy of Tenant to terminate this Lease, then, if Tenant, as debtor, or its trustee, wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all defaults existing under this Lease on Tenant's part on the date of filing of the proceeding (such assurances being defined below), Tenant, as debtor, or the trustee or assignee, must also furnish adequate assurances of future performance under this Lease (as defined herein). Adequate assurance of curing defaults means the posting with Landlord of a sum in cash sufficient to defray the cost of such a cure. Adequate assurance of future performance under this Lease means posting a deposit equal to three (3) months' rent, and in the case of an assignee, assuring Landlord that the assignee is financially capable of assuming this Lease.

23. Right of First Refusal. If Landlord desires to sell or convey the Premises, or any portion thereof, to any party other than Tenant, then Landlord shall first offer to sell the Premises (or the portion being offered) to Tenant on terms no less favorable than offered (or proposed) by the third party. Notice of such proposed transaction shall be given to Tenant in writing and shall provide all of the material details of the sale, including the same terms and conditions as proposed to the third party. Tenant shall have the option to purchase the Premises (or the portion being offered); and Tenant must exercise Tenant's election to purchase the Premises (or the portion being offered) by giving written notice thereof to Landlord within thirty (30) calendar days after receipt of the offer to sell from Landlord. Notwithstanding any other provision of this Lease, if Tenant is given the right to purchase the Premises (or a portion thereof) pursuant to this Paragraph 23 and Tenant does not exercise Tenant's option to purchase the Premises (or the portion offered), then the Premises may be conveyed to the third party upon terms no more favorable than offered to Tenant and the Premises shall continue to be subject to this Lease and Tenant's Option to purchase the Premises set forth in Paragraph 4 hereof. The sale to the third party must be consummated within ninety (90) days after Tenant's option under this Paragraph 23 expires. If Tenant does not exercise Tenant's right of first refusal in this Paragraph 23 and the Premises are sold to a third party, then Tenant's rights under this Paragraph 23 of the Lease shall continue until the end of the Term.

24. Mitigation of Damages.

Notwithstanding any of the terms and provisions herein contained to the contrary, Landlord shall have the duty and obligation to mitigate, in every reasonable manner, any and all damages that may or shall be caused or suffered by virtue of Tenant's defaults under or violation of any of the terms and provisions of this Lease.

25. Consent of Landlord.

Wherever the consent or approval of the Landlord is required in this Lease, such consent or approval shall not be unreasonably withheld or delayed or conditioned. If the Tenant does not receive written objections from the Landlord within ten (10) days after Tenant has given notice requesting such consent or approval of the Landlord, then it shall be conclusively presumed that the Landlord has duly consented and approved.

26. Encumbrances During the Term of this Lease. Landlord shall not assign or transfer Landlord's interest in the Demised Property or create any lien or encumbrance upon the Demised Property, except as specifically provided in Paragraph 14 hereof or Paragraph 23 hereof.

27. Indemnity. Tenant shall indemnify Landlord and save it harmless from and against any and all suits, actions, damages, claims, liability and expense in connection with loss of life, bodily or personal injury, or property damage arising from or out of any occurrence in, upon, at or from the Premises, or the occupancy or use by Tenant of Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees, or concessionaires, unless caused or contributed to by Landlord's gross negligence or intentional misconduct.

28. Release of Lessor. Except for Landlord's gross negligence or intentional misconduct, Landlord shall not be liable for any loss or damage to Tenant, Tenant's personal property or to Tenant's business operations. Tenant shall use and enjoy the Premises at its own risk, and hereby releases Landlord, to the full extent permitted by law, from all claims of every kind resulting in loss of life, personal or bodily injury, or property damage.

29. Miscellaneous Provisions.

(a) Waiver. One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by either party to or of any act by the other party requiring consent or approval shall not be deemed to render unnecessary consent or approval to or of any subsequent similar act. No breach of a covenant or condition of this Lease shall be deemed to have been waived by either party, unless such waiver be in writing signed by the other party.

(b) Entire Agreement. This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them concerning the Premises other than are herein set forth. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

(c) Interpretation and Use of Pronouns. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein or any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Whenever herein the singular is used, the same shall include the plural, and the neuter gender shall include the feminine and male genders, and vice-versa. The terms "hereof," "herein," "hereby," "hereto," and "hereunder" and similar terms mean this Lease, and the term "heretofore" means before, and the term "hereafter" means after, the date this Lease is signed by both Landlord and Tenant.

(d) Notices. Any notice, demand, request or other instrument which may be or is required to be given under this Lease shall be sent by United States certified mail, return receipt requested, postage prepaid, and shall be addressed as follows:

If to the Landloard: 3MO, LLC
1291 W. Galleria Drive
Suite 220
Henderson, Nevada 89014

If to the Tenant:
Modern Bookkeeping, Inc.
8252 E. Lansing Road, Suite 101
Durand, Michigan 48429

Either party to this Lease may, by notice to the other party, change the address to which notices to it should be sent and/or the person in whose care the notices should be addressed.

(e) Notice by Tenant of Fire or Accident. Tenant shall give notice to Landlord in case of fire or material accidents in the Premises.

(f) Captions and Section Number. The captions, paragraph numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such paragraph or subparagraph of this Lease nor in any way affect this Lease.

(g) Recording. Upon the request of either party hereto, the other party shall join in the execution of a memorandum or so-called "short form" of this Lease for the purposes of recordation. Such memorandum or short form of this Lease shall describe the parties, the Premises, the term of this Lease, any special provisions (including the Option to purchase the Premises and Tenant's right of first refusal), and shall incorporate this Lease by reference.

(h) Laws of the State of Nevada and Severability. This Lease shall be governed by and construed in accordance with the laws of the State of Nevada. If any provision of this Lease or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease shall not be affected thereby and each provision of the Lease shall be valid and enforceable to the fullest extent permitted by law.

(i) Exhibits. Any Exhibits referred to in this Lease are incorporated herein by reference.

(j) Successors. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind their respective successors and assigns.

(k) Counterparts. This Lease, and all amendments hereto, may be executed in several counterparts. For the purposes of this Lease, facsimile signatures shall have the same force and effect as original signatures.

(l) Drafting of Lease. This Lease was prepared and negotiated by Landlord and Tenant, and all of the provisions contained in this Lease shall be construed without prejudice to the party that actually memorialized this Lease in final form; and this Lease shall be considered to be drafted by both Landlord and Tenant.

(m)   Unavoidable Delays. If either Landlord or Tenant shall be prevented or delayed from punctually performing any obligation or satisfying any condition pursuant to this Lease by any strike, lockout, labor dispute, inability to obtain labor or material, Act of God, governmental restriction, regulations or control, enemy or hostile governmental action, civil commotion, insurrection, sabotage, fire or other casualty or by any other force majeure event, the time to perform such obligation or satisfy such condition shall be postponed by the period of time equal to the delay. If either party shall, as a result of any such event, be unable to exercise any right or option within any time limit provided therefor in this Lease, the time for exercise thereof shall be postponed for the period of time equal to such delay. In no event shall Tenant's obligation to pay its rent or taxes or any other charges hereunder be delayed or extended by reason of the foregoing events.

30.  Liability Under Lease.  The maximum liability of the equity owners of Tenant hereunder is the lesser of (i) three months' Base Rent ($120,000), or (ii) if Tenant gives Landlord notice that Tenant will vacate the Premises, an amount equal to $120,000 times a fraction, the numerator of which is the number of days notice Tenant gives to Landlord before Tenant vacates the Premises and the denominator of which is 90.

IN WITNESS WHEREOF, said parties have executed this Lease as of the day and year first above written.

3MO, LLC, a Nevada limited liability company
By: Desert Capital TRS, Inc.,
a Delaware corporation
Its Manager

By: /s/Todd Parriott
Todd Parriott
Its President
"Landlord"

VEGAS VALLEY FOOD & BEVERAGE, LLC,
a Nevada limited liability company

By: /s/Robert Proden
Robert Proden
Its Manager
"Tenant"